UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2022

GLOBAL INDEMNITY GROUP, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-34809	85-2619578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 S. French St., Suite 105 Wilmington, DE	19801
(Address of principal executive offices)	(Zip Code)

(302) 691-6276

(Registrant’s telephone number, including area code)

Three Bala Plaza East, Suite 300

Bala Cynwyd, PA 19004

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Shares, no par value	GBLI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 20, 2022, David S. Charlton ceased to be a director ofGlobal Indemnity Group, LLC (“GBLI”).

On October 21, 2022, David S. Charlton, Chief Executive Officer, and Reiner R. Mauer, Chief Operations Officer, ceased being employed by GBLI (including officerships and directorships of its subsidiaries).

On October 21, 2022, GBLI announced that Joseph W. Brown, age 73, was named Chief Executive Officer. He has served as a GBLI director since December 2015 and will remain on GBLI’s board of directors. Mr. Brown has close to 50 years of insurance industry experience, including prior tenures as a director, chairman, and chief executive officer of MBIA, Inc. (NYSE: MBI), chairman of the board of Safeco, Inc., chairman of the board of Talegen Holdings, Inc., chairman of Noblr, Inc., and president and chief executive officer of Fireman’s Fund Insurance Company.

In connection with Mr. Brown’s appointment, GBLI and Mr. Brown principally agreed to the terms of a Chief Executive Officer Agreement (“CEO Agreement”) on October 21, 2022 setting forth the principal terms of Mr. Brown’s employment with GBLI. GBLI expects to enter into definitive documentation with Mr. Brown incorporating the agreed to terms of the CEO Agreement.

The CEO Agreement provides for Mr. Brown’s term of office to run from October 21, 2022 through December 31, 2023. The CEO Agreement also provides for an annual base salary of $1,000,000 (“Base Salary”) and a bonus opportunity of $2,000,000, payable in cash by March 15, 2024, subject to Mr. Brown remaining employed with GBLI through December 31, 2023.

The CEO Agreement provides for a grant of 200,000 stock options to acquire GBLI A Common shares with an exercise price equal to the closing price of the Company’s A common shares on the date of grant. The options vest in four equal tranches as follows: 25% each on November 1, 2022, February 1, 2023, May 1, 2023 and August 1, 2023 (subject to Mr. Brown remaining employed with the Company through each vesting date), may be transferred to Executive’s spouse, children and/or grandchildren only (or to an estate planning entity for the benefit of such individuals only) and to no other person or entity, and to the extent vested, are exercisable within 7 years of the grant. The stock options will be subject to the terms of the Company’s stock option plans and ancillary agreements.

The CEO Agreement provides that GBLI may terminate Mr. Brown’s employment at any time for any reason. In the event of Mr. Brown’s termination by GBLI without “cause” (as defined in the CEO Agreement), Mr. Brown will receive as severance an aggregate amount equal to (i) the balance of his annual base salary prorated based on how many months he served as the Chief Executive, and (ii) the full bonus amount. In addition, if Mr. Brown is terminated without Cause prior to August 1, 2023, the stock option will accelerate and fully vest. Payment of any severance is contingent upon compliance with the terms in the CEO Agreement, including Mr. Brown’s execution of and not revoking a general release of claims in favor of GBLI.

The CEO Agreement includes perpetual confidentiality and mutual non-disparagement provisions, and two-year post-termination non-competition and employee and customer non-solicitation provisions.

The foregoing description of the CEO Agreement is qualified in its entirety by the full text of the CEO Agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2022.

Effective October 21, 2022, Jason B. Hurwitz, age 50, joined the GBLI Board. Mr. Hurwitz will serve as a member of the Audit Committee. Mr. Hurwitz is not party to any transaction with GBLI that would require disclosure under Item 404(a) of Regulation S-K. As a director, Mr. Hurwitz will be subject to the non-executive director compensation plan as described in GBLI’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2022. Mr. Hurwitz will not be party to any other material plan, contract or arrangement or any grant or award under any such plan, contract or arrangement that was entered into in connection with his appointment.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release for Global Indemnity Group, LLC dated October 21, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Indemnity Group, LLC

October 26, 2022	By:	/s/ Stephen W. Ries
	Name:	Stephen W. Ries
	Title:	Secretary